TODD SHIPYARDS CORPORATION ANNOUNCES CONTRACT

WITH UNITED STATES COAST GUARD FOR POLAR

ICEBREAKER LONG TERM MAINTENANCE

Total Pages - 1	CONTACT: HILARY PICKEREL
SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...February 26, 2009...Todd Shipyards Corporation (NYSE:TOD) announced today that its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific" or the "Company") has been awarded a contract with the United States Coast Guard ("Coast Guard") to continue to provide long-term maintenance of Polar Class icebreakers.  The contract consists of multiple contract options for dockside maintenance availabilities and drydocking maintenance availabilities for the POLAR STAR (WAGB-10) and POLAR SEA (WAGB-11).  The availabilities, and their companion planning options, extend through the last dockside availability ending August 2013, and the last drydocking availability ending September 2013. The work to be performed includes availability planning and generalized ship maintenance, and repairs as needed, with emphasis on propulsion and deck machinery work.  The Company expects to team with the Coast Guard to identify the appropriate best value work scope and technical solutions for reliability and service life improvements.

Todd Pacific's work will be performed under a cost plus incentive fee contract.  This is the second iteration of this contract as Todd Pacific has performed similar work for the Coast Guard during the contract period March 2004 through February 2009. The notional value of all options, if exercised by the Coast Guard, is approximately $29 million.  There is no assurance that all options will be exercised, in whole or in part.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd has operated a shipyard in Seattle since 1916.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements contained in this release which are not historical facts or information are "forward-looking statements."  Words such as "believe," "expect," "intend," "will," "should,", "anticipate", and other expressions that indicate future events and trends identify such forward-looking statements.  These forward-looking statements involve risks and uncertainties which could cause the outcome to be materially different than stated.  Such risks and uncertainties include both general economic risks and uncertainties and matters discussed in the Company's annual report on Form 10-K which relate directly to the Company's operations and properties.  The Company cautions that any forward-looking statement reflects only the belief of the Company or its management at the time the statement was made.  Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove to be inaccurate or incomplete.  The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.